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                                                                      EXHIBIT 21

                                    FORM OF
                               FIRST AMENDMENT TO
            FISCAL YEAR 1997 MANAGEMENT INCENTIVE PLAN (THE "PLAN")
               FOR EXIDE ELECTRONICS GROUP, INC. (THE "COMPANY")

     The Plan is hereby amended, effective as of July   , 1997, as set forth
below, pursuant to the authority of the HRC to amend the Plan as set forth in the Plan. (All capitalized terms used in this First Amendment and not defined herein shall have the meanings ascribed to them in the Plan.)

     1. If a Change of Control occurs on or before September 30, 1997, the Plan Period shall be deemed to have ended immediately before the Change of Control, the Board shall determine MIP Payments in accordance with the Plan but based upon performance only during the Plan Period as so ended, and MIP Payments shall be made as soon as possible and practicable following the Change of Control and in no event later than 90 days thereafter.

     2. In addition, if a Change of Control occurs at any time after the date of this Amendment pursuant to an agreement entered into by the Company, which agreement is authorized by the Board on or before September 30, 1998, then each Participant shall be entitled to receive a supplemental cash bonus (the "Supplemental Bonus"), computed and payable as set forth below, and subject to the conditions set forth below.

     3. The Supplemental Bonus for each Special Participant shall be the Special MIP Amount set forth opposite such Special Participant's name on Schedule C hereto. The Supplemental Bonus for each Plan Participant shall equal the excess (if any) of the Special MIP Amount for such Plan Participant over the MIP Payment that becomes payable to such Plan Participant (i) pursuant to the Plan without regard to this Amendment, if a Change of Control does not occur on or before September 30, 1997, or (ii) pursuant to Section 1 above, if a Change of Control does occur on or before September 30, 1997. (The amount described in clauses (i) or (ii) of the preceding sentence, as applicable, is hereafter referred to as the "Regular MIP Amount.") If the Special MIP Amount for a Plan Participant does not exceed the Regular MIP Amount, then notwithstanding any other provision of this Amendment, no Supplemental Bonus shall be payable to such Plan Participant. If the Regular MIP Amount for a Plan Participant is zero, then the Supplemental Bonus for such Plan Participant shall equal his or her Special MIP Amount.

     4. Any Supplemental Bonus that becomes payable to a Participant as provided above shall be paid in two installments. The first such installment (the "First Installment") shall equal one-half of the Special MIP Amount, and shall be paid as soon as possible and practicable after the Change of Control and in any event not later than the 15th day after the Change of Control. The second such installment (the "Second Installment") shall equal one-half of the Supplemental Bonus and shall be paid on the 180th day after the Change of Control; provided, that in the case of Plan Participants, the amount of the Second Installment shall be reduced (but not below zero) by the Regular MIP Amount.

     5. Notwithstanding any other provision of this Amendment, neither installment of a Supplemental Bonus shall be paid to any Participant who has not been an employee of the Company for the entire Required Period for such installment. The "Required Period" for each installment of a Supplemental Bonus shall be the period beginning on (a) the first day of the Plan Period or such later date during the Plan Period as the Plan Participant first became a Plan Participant pursuant to the terms of the Plan or, in the case of a Special Participant, on the date of this Amendment and ending on (b) the earlier of (i) in the case of the First Installment, the day before the date of the Change of Control, and in the case of the Second Installment, the 180th day after the date of the Change of Control, and (ii) the date there occurs any Wrongful Termination of the Participant's employment.

     6.  The following new definitions are added to the Plan:

          "Aggregate Change of Control Equity Value" means the Change of Control Price times the number of outstanding shares of voting stock of the Company as of the effective date of this Amendment,
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     appropriately adjusted through the date of the Change of Control to account for stock splits or combinations, stock dividends and similar adjustments to capitalization (other than exercises of stock options and warrants issued by the Company as of or before the effective date of this Amendment).

          "Cause" for termination of a Participant's employment shall be considered to exist if the termination of employment shall have taken place as a result of an act or acts of dishonesty by such Participant which constitutes a felony under the laws of the State of North Carolina and results in gain or personal enrichment of the Participant at the expense of the Company.

          "Change of Control" means:

             (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes such Person to own 30% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection
        (a), the following acquisitions shall not be deemed to result in a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition pursuant to a transaction that complies with clauses (i),
        (ii) and (iii) of subsection (c) below; or

             (b) individuals who, as of the date hereof, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

             (c) the approval by the shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity ("Business Combination") or, if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting

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        from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

             (d) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

          "Change of Control Price" means the higher of (i) the highest reported sales price, regular way, of a share of common stock of the Company in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which such shares are listed or on NASDAQ during the 60-day period prior to and including the date of a Change of Control or
     (ii) if the Change of Control is the result of a tender or exchange offer or a Business Combination, the highest price per share of Common Stock paid in such tender or exchange offer or Business Combination. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined based upon trading on a national exchange or NASDAQ, if any, and otherwise, by the Board.

          "Good Reason" means:

             (a) the Participant's base salary is reduced below the higher of
        (i) the Participant's base salary as in effect immediately before the Change of Control (but disregarding any reduction thereof that occurs at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or otherwise arises in connection with or anticipation of a Change of Control) and (ii) the Participant's highest base salary in effect at any time thereafter;

             (b) without the Participant's express written consent, the Participant is assigned any duties inconsistent in any respect with the Participant's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect before the Change of Control, or the Company takes any other action which results in a diminution in such position, authority, duties or responsibilities as compared to before the Change of Control, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant;

             (c) without the Participant's express written consent, the Company requires the Participant to change the location of his or her job or office, so that he or she will be based at a location more than fifty
        (50) miles from the location of his job or office immediately prior to the Change of Control;

             (d) the Company fails to continue in effect, or, in the case of a discontinuance, fails to replace with a superior or substantially similar benefit or plan, any benefit or compensation plan, profit sharing plan, 401(k) plan, stock purchase plan, stock option plan, life insurance plan, or health, accident or disability plan in which the Participant is participating before the Change of Control (or plans providing no less favorable and substantially similar benefits), or the Employer takes any action which would materially adversely affect the Participant's participation or materially reduce the Participant's benefits under any of such plans;

             (e) the Company takes any action which would deprive the Participant of any material fringe benefit to which he or she was entitled immediately prior to the Change of Control;

             (f) a successor company fails or refuses to assume the Company's obligation under the Plan;

             (g) the Company or any successor company breaches any of the provisions of the Plan; or

             (h) if the Participant is party to any employment agreement or severance agreement with the Company, the material breach by the Employer of any provision of such employment agreement.

          "Incremental Amount" means two percent of the amount by which the Aggregate Change of Control Equity Value exceeds $221,230,000.

          "Participant" means a Plan Participant or a Special Participant.

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          "Special MIP Amount" means: (i) with respect to any Plan Participant listed on Schedule A or Schedule B hereto, the Target MIP for such Plan Participant plus the percentage of the Incremental Amount listed opposite such Plan Participant's name on Schedule A or Schedule B, as applicable; provided, that the Special MIP Amount for a Plan Participant listed on Schedule B shall not exceed the Maximum MIP for such Plan Participant; (ii) with respect to Plan Participants other than those listed on Schedule A or Schedule B hereto, the Maximum MIP for 1997 for such Plan Participant (as determined before the date of this Amendment); and (iii) with respect to any Special Participant, the amount listed opposite such Special Participant's name on Schedule C hereto.

          "Special Participant" means an individual listed on Schedule C hereto.

          "Wrongful Termination" of a Participant means: (i) a termination of the Participant's employment after a Change of Control by the Company without Cause or by the Participant for Good Reason; or (ii) a termination of the Participant's employment before a Change of Control by the Company without Cause at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or otherwise in connection with or anticipation of a Change of Control.

     7. The rights of Participants to Supplemental Bonuses hereunder are vested subject only to the conditions set forth in this Amendment, and may not be amended or terminated in any way adverse to Participants.

     8. The Plan is in all other respects ratified and affirmed without amendment.

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